Exhibit 99.1

THE CHILDREN’S PLACE REPORTS FIRST QUARTER 2016 RESULTS

Reports Comparable Retail Sales Increase of 5.1%

Delivers Adjusted Earnings per Share of $1.32, a 59% Increase

Increases Fiscal 2016 Adjusted EPS Guidance to $4.17 to $4.27, Versus Previous Guidance of $4.00 to $4.10

Returns $47 Million to Shareholders

Secaucus, New Jersey – May 17, 2016 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the thirteen weeks ended April 30, 2016.

Jane Elfers, President and Chief Executive Officer, said, “For the first quarter, we delivered adjusted earnings per diluted share of $1.32, compared to $0.83 in the first quarter of 2015, a 59% increase. Comparable retail sales were positive 5.1%, on top of a positive 0.7% comp in the first quarter of 2015. Comparable retail sales were positive in all three months of the quarter and were also positive across all divisions and channels. We increased adjusted gross margin by 170 basis points, leveraged adjusted SG&A by 140 basis points and increased adjusted operating margin by 280 basis points. Our inventories were down 11% at quarter-end, on top of an 8% decrease in the first quarter of 2015 and we returned $47 million to shareholders through share repurchases and dividends.”

Elfers continued, “We are raising our guidance for the full year, despite the challenging environment and continued weakness in store traffic. This guidance assumes a low single digit comp sales increase, expansion of gross margin and disciplined expense control.”

Elfers concluded, “These strong results further demonstrate our ability to deliver on our multi-pronged transformation strategy - superior product, business transformation through technology, global growth through alternate channels of distribution and store fleet optimization. These growth initiatives are led by a best in class management team and supported by a foundation of operational excellence.”

First Quarter 2016 Results

Net sales increased 3.6% to $419.4 million in the first quarter of 2016. The quarter included the negative impact of approximately $2.2 million from currency exchange rate fluctuations. On a constant currency basis, net sales were $421.6 million, a 4.1% increase, compared to net sales of $404.9 million in the first quarter of 2015. Comparable retail sales increased 5.1% in the first quarter of 2016.

Net income was $26.0 million, or $1.33 per diluted share, in the first quarter of 2016, compared to net income of $15.6 million, or $0.73 per diluted share, the previous year. Adjusted net income was $25.8 million, or $1.32 per diluted share, an increase of 59.0%, inclusive of a negative ($0.01) impact due to foreign exchange, compared to $17.7 million, or $0.83 per diluted share, in the first quarter last year. On a constant currency basis, adjusted net income per diluted share was $1.33, a 60.2% increase, compared to the first quarter of 2015.

Gross profit was $165.4 million in the first quarter, compared to $152.1 million in the first quarter of 2015. Adjusted gross profit was $165.3 million in the first quarter, compared to $152.5 million last year, and leveraged 170 basis points to 39.4% of sales primarily as a result of merchandise margin leverage and a higher AUR.

Selling, general and administrative expenses were $109.2 million compared to $114.5 million in the first quarter of 2015. Adjusted SG&A was $109.6 million compared to $111.3 million in the first quarter last year and leveraged 140 basis points as a percentage of sales primarily as a result of decreased store and administrative expenses which were partially offset by increased incentive compensation expenses.

Operating income was $39.6 million, compared to $23.2 million in the first quarter of 2015. Adjusted operating income in the first quarter of 2016 was $39.2 million compared to adjusted operating income of $26.7 million in the first quarter last year, and leveraged 280 basis points to 9.4% of sales.

During the first quarter, the Company recorded income of $0.4 million for unusual items, which primarily consisted of certain non-recurring items, including income related to restructuring and store dispositions.

Adjusted net income, adjusted net income per diluted share, adjusted gross profit, adjusted SG&A, and adjusted operating income are non-GAAP measures, and are not intended to replace GAAP financial information. The Company believes the excluded items are not indicative of the performance of its core business and that providing this supplemental disclosure to investors will facilitate comparisons of its past and present performance. A reconciliation to GAAP financial information is provided at the end of this release.

Store Openings and Closures

Consistent with our store fleet rationalization initiative, the Company closed 5 stores during the first quarter of 2016. The Company ended the first quarter with 1,064 stores and square footage of 4.968 million, a decrease of 2.6% compared to the prior year. The Company’s international franchise partners opened 9 points of distribution in the first quarter, and the Company ended the quarter with 110 international points of distribution open and operated by its 6 franchise partners in 16 countries.

Capital Return Program

During the first quarter of 2016, the Company returned approximately $47 million to shareholders through the repurchase of 595,291 shares and its quarterly dividend payment at the increased rate of $0.20 per share. Since 2009, the Company has returned over $671 million to its investors through share repurchases and dividends. At the end of the first quarter, approximately $227 million remained available for future share repurchases under the Company’s existing share repurchase program.

Additionally, the Company’s Board of Directors authorized a quarterly dividend of $0.20 per share, payable on July 7, 2016 to shareholders of record at the close of business on June 16, 2016.

Outlook

The Company is updating its outlook for fiscal 2016 and now expects adjusted net income per diluted share to be in the range of $4.17 to $4.27, inclusive of a ($0.12) negative impact from foreign exchange. This compares to the Company’s previous guidance of $4.00 to $4.10 per diluted share and to adjusted net income per diluted share of $3.60 in fiscal 2015. This guidance assumes a positive low single digit increase in comparable retail sales for the year.

The Company expects adjusted net loss per diluted share in the second quarter of 2016 will be between ($0.30) and ($0.22), inclusive of an estimated ($0.02) negative impact from foreign exchange. This compares to adjusted net loss per diluted share of ($0.33) in the second quarter of 2015. This guidance assumes a comparable retail sales increase of 1% to 2%.

Conference Call Information

The Children’s Place will host a conference call to discuss its first quarter 2016 results today at 8:00 a.m. Eastern Time. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of April 30, 2016, the Company operated 1,064 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 110 international points of distribution open and operated by its 6 franchise partners in 16 countries.

Forward Looking Statements

This press release (and the above referenced call) may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 30, 2016. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the weakness in the economy that continues to affect the Company’s target customer, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release (or on the above referenced call) does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact: Robert Vill, Group Vice President, Finance, (201) 453-6693

(Tables Follow)

    THE CHILDREN’S PLACE, INC.

    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

    (In thousands, except per share amounts)

    (Unaudited)

	First Quarter Ended
	April 30,	May 2,
	2016	2015
Net sales	$419,351	$404,865
Cost of sales	254,000	252,756
Gross profit	165,351	152,109
Selling, general and administrative expenses	109,212	114,514
Other costs (income)	68	(3)
Depreciation and amortization	16,461	14,394
Operating income	39,610	23,204
Interest income (expense), net	(74)	(176)
Income before taxes	39,536	23,028
Provision for income taxes	13,551	7,421
Net income	$25,985	$15,607

Earnings per common share
Basic	$1.35	$0.74
Diluted	$1.33	$0.73

Weighted average common shares outstanding
Basic	19,200	21,012
Diluted	19,569	21,366

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	First Quarter Ended
	April 30,	May 2,
	2016	2015

Net income	$25,985	$15,607

Non-GAAP adjustments:
Store disposition	(44)	342
Restructuring costs	(423)	446
Proxy costs	12	2,738
DC exit costs (income)	68	(3)
Aggregate impact of Non-GAAP adjustments	(387)	3,523
Income tax effect (1)	162	(1,393)
Net impact of Non-GAAP adjustments	(225)	2,130

Adjusted net income	$25,760	$17,737

GAAP net income per common share	$1.33	$0.73

Adjusted net income per common share	$1.32	$0.83

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

Operating income	$39,610	$23,204

Non-GAAP adjustments:
Store disposition	(44)	342
Restructuring costs	(423)	446
Proxy costs	12	2,738
DC exit costs (income)	68	(3)
Aggregate impact of Non-GAAP adjustments	(387)	3,523

Adjusted operating income	$39,223	$26,727

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	First Quarter Ended
	April 30,	May 2,
	2016	2015

Gross Profit	$165,351	$152,109

Non-GAAP adjustments:
Store disposition	(50)	342
Aggregate impact of Non-GAAP adjustments	(50)	342

Adjusted Gross Profit	$165,301	$152,451

Selling, general and administrative expenses	$109,212	$114,514

Non-GAAP adjustments:
Store disposition	(6)	-
Restructuring costs	423	(446)
Proxy costs	(12)	(2,738)
Aggregate impact of Non-GAAP adjustments	405	(3,184)

Adjusted Selling, general and administrative expenses	$109,617	$111,330

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 30,	January 30,	May 2,
	2016	2016*	2015
Assets:
Cash and cash equivalents	$174,801	$187,534	$141,282
Short-term investments	58,801	40,100	59,280
Accounts receivable	25,539	26,315	25,041
Inventories	250,280	268,831	281,059
Other current assets	47,404	58,528	52,295
Total current assets	556,825	581,308	558,957

Property and equipment, net	283,448	290,980	309,548
Other assets, net	28,943	25,660	41,598
Total assets	$869,216	$897,948	$910,103

Liabilities and Stockholders' Equity:
Revolving loan	$25,000	$-	$11,186
Accounts payable	127,454	154,541	130,899
Accrued expenses and other current liabilities	98,332	120,481	104,679
Total current liabilities	250,786	275,022	246,764

Other liabilities	94,931	95,133	92,546
Total liabilities	345,717	370,155	339,310

Stockholders' equity	523,499	527,793	570,793

Total liabilities and stockholders' equity	$869,216	$897,948	$910,103

*	Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 2016.

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands)

(Unaudited)

	13 Weeks Ended
	April 30,	May 2,
	2016	2015

Net income	$25,985	$15,607
Non-cash adjustments	14,064	14,135
Working Capital	(11,754)	(16,346)
Net cash provided by operating activities	28,295	13,396

Net cash used in investing activities	(25,834)	(17,346)

Net cash used in financing activities	(23,945)	(31,925)

Effect of exchange rate changes on cash	8,751	3,866

Net decrease in cash and cash equivalents	(12,733)	(32,009)

Cash and cash equivalents, beginning of period	187,534	173,291

Cash and cash equivalents, end of period	$174,801	$141,282

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